(m)(2)(A)(i)

AMENDED SCHEDULE A

with respect to

VOYA INVESTORS TRUST

SIXTH AMENDED AND RESTATED

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

ADVISER CLASS SHARES

Portfolios

Voya Balanced Income Portfolio

Voya Global Perspectives® Portfolio

Voya High Yield Portfolio

Voya Large Cap Growth Portfolio

Voya Large Cap Value Portfolio

Voya Limited Maturity Bond Portfolio

VY® BlackRock Inflation Protected Bond Portfolio

VY® Clarion Global Real Estate Portfolio

VY® Clarion Real Estate Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

VY® T. Rowe Price International Stock Portfolio

Date last updated: November 19, 2020